Exhibit 10.4

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXECUTION COPY

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) is entered into effective this 18th day of March 2020 (the “Effective Date”), by and between Dave, Inc., (“Customer”), a Delaware corporation with a principal business address of 1265 S. Cochran Avenue, Los Angeles, California 90292, and Galileo Financial Technologies, Inc. (“Galileo”), a Utah corporation with a principal business address of 6510 South Millrock, Suite 300, Salt Lake City, Utah 84121.

Recitals

Customer is engaged in the business of developing, marketing, servicing and supporting debit cards, credit cards, prepaid cards, ATM cards and accounts (“Transaction Cards and Accounts”).

Evolve Bank & Trust (“Bank”), an Arkansas bank, with a principal business address of 301 Shoppingway Boulevard, West Memphis, Arkansas 72301, is a principal member in good standing with the Associations, and is authorized to issue debit cards, prepaid cards and ATM cards, including, without limitation, the Transaction Cards and Accounts using the applicable Association’s trademarks subject to the applicable Association’s rules, regulations and bylaws.

Galileo is a certified third-party processor and has established certain facilities in order to perform the Services to support card programs such as the Transaction Cards and Accounts.

Agreement

1.
Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in Exhibit A.

2.
Services.

2.1 Services. During the Term, Galileo shall make available to and perform for Customer and Bank the services related to the Transaction Cards and Accounts described in Exhibit B (the “Services”).

2.2 Training. Galileo will provide Customer and Bank training on the Galileo System as described on Exhibit B.

2.3 Client Support. Galileo will designate a representative to Customer for client support. Customer may request in writing to change the individual assigned for client support and

Galileo will designate a new representative within forty-five (45) days from the receipt by Galileo of such written request.

2.4 Communications. Customer shall install and maintain in good operating condition and at Customer’s own expense all necessary communication equipment needed to communicate with Galileo and Bank.

2.5 Enhancements. Customer may periodically request customizations, enhancements, additions or modifications (each an “Enhancement”) to the Galileo System. Galileo shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include payment by Customer of Galileo’s development charges as specified in Exhibit C), Galileo shall develop and implement each such Enhancement on terms and conditions agreed to by the parties. Timing of any Enhancement is subject to scheduling and prioritization by Galileo of its available resources. Any Enhancement shall remain solely the property of Galileo and Customer shall acquire no right, claim or interest in the Galileo System.

2.6 Compliance With Law.

(a) Galileo and Customer acknowledge that Customer and Bank may be subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to the performance by Customer of its Transaction Cards and Accounts business, including without limitation those pertaining to equal credit opportunity, truth in lending, fair credit billing, fair credit reporting, fair debt collections practices, privacy and general consumer protection (the “Legal Requirements”). The parties shall cooperate with each other and Bank in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section.

(b) Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by Galileo or Customer) and (iii) complying with the Legal Requirements.

(c) Galileo is solely responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to Galileo as a provider of data processing services, including, without limitation, its obligations under the CCPA as provided in Section 2.6(e). To the extent Galileo provides dispute processing Services for Customer, Galileo is providing live agent customer services, and Customer does not direct Galileo in Galileo’s provision of such dispute processing Services [**]. Except as specifically provided in this section, Galileo will not be responsible for any violation by Customer of a Legal Requirement.

(d) Subject to the terms of Section 10, Galileo and Customer shall cooperate with each other and Bank in providing information or records in connection with examinations, requests or proceedings of each other’s governing authorities.

(e) CCPA Compliance. To the extent that the Customer is subject to the California Consumer Privacy Act (the “CCPA”), (a) Galileo acknowledges and agrees that

Galileo is a “service provider” to Customer under the CCPA, and the parties agree that the following terms apply: To the extent there is “personal information” (as defined under the CCPA) included within the Customer’s Proprietary Information, Cardholder data or Transaction Card and Account records (collectively, the “Customer Protected Data”), Galileo is prohibited from retaining, using, or disclosing such personal information within the Customer Protected Data except as necessary to provide the Services and as necessary to provide or return the Customer Protected Data to the Customer (or the Bank), or as otherwise allowed under the CCPA. (b) Galileo certifies that Galileo is not a “third party” under the CCPA and accordingly, is prohibited, with respect to any personal information (as defined under the CCPA) within the Customer Protected Data from (i) selling such personal information, (ii) retaining, using, or disclosing the personal information for any purpose other than for the specific purpose of providing the Services, including retaining, using, or disclosing the personal information for a commercial purpose other than the Services, and (iii) retaining, using, or disclosing the personal information outside the business relationship between the Customer and persons to which the Customer Protected Data pertains. Galileo certifies that it understands and will comply with the limitations in this paragraph. Galileo shall cooperate with Customer in responding to requests in compliance with the CCPA in accordance with the provisions of this Section.

2.7 Dependence on Performance by Others. The obligation of Galileo to timely perform the Services is expressly subject to the timely performance by Customer, Bank and third party vendors Customer engages, of their respective obligations and responsibilities, but only to the extent that failure to so perform directly affects Galileo’s ability to timely perform hereunder or the cost to Galileo of performing hereunder.

2.8 Startup. Customer will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Customer to permit Galileo to begin processing related to the Customer Accounts pursuant to this Agreement, and (ii) comply with any reasonable directions of Galileo so as to enable Galileo to begin processing related to the Customer Accounts pursuant to this Agreement.

2.9 Bank Agreement. Galileo shall have no obligation to provide the Services hereunder until Customer has provided to Galileo a duly executed issuing bank agreement reasonably satisfactory to Galileo, such approval not to be unreasonably withheld (the “Issuing Bank Agreement”) signed by a duly authorized officer of Bank. If during the Term Bank no longer issues Transaction Cards and Accounts for Customer and Customer engages a successor bank (“Successor Bank”) to issue Transaction Cards and Accounts, Galileo shall have no obligation to provide the Services hereunder until such Successor Bank has executed and delivered to Galileo an Issuing Bank Agreement reasonably satisfactory to Galileo, such approval not be unreasonably withheld, and provided such Successor Bank is in good standing with applicable regulatory authorities and relevant Associations.

3. Minimums; Exclusivity; Merger or Change of Control

3.1 Minimum Monthly Fee. Each calendar month (pro-rated for any billing period not beginning on the first day of the month or ending on the last day of the month) Customer will require and shall pay Galileo for Services sufficient to generate aggregate Processing Fees at least equal to the amount set forth on Exhibit C under the heading “Minimum Monthly Fee” (the “Minimum Monthly Fee”). For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and Galileo expressly agree that Customer shall pay Galileo Fees during each calendar month in an amount at least equal to the Minimum Monthly Fee until this Agreement is terminated by Customer pursuant to the provisions of Sections 9.2 or until Galileo terminates this Agreement and invokes compensatory payments pursuant to Section 9.4.

3.2 [**]

3.3 Disposition of Portfolios. Subject to the provisions in Section 4.7 on Deconversion, upon the sale or other disposition by Customer of 90% or more of Customer Accounts that are subject to this Agreement (the “Former Accounts”) Galileo will no longer be obligated to provide Services for the Former Accounts for Customer and Bank pursuant to this Agreement.

3.4 Merger or Change of Control.

(a) If Customer is merged into an Entity and such Entity is the survivor of such merger (the “Surviving Entity”), then (i) the provisions of this Agreement shall continue to apply to all Transaction Card and Account programs and Customer Accounts which were subject to this Agreement prior to such merger, (ii) the Surviving Entity, as Customer’s successor-in interest, shall continue to be bound by Customer’s obligations hereunder, and (iii) the provisions of this Agreement shall apply to all new Transaction Cards and Account programs and Customer Accounts acquired or created by the Surviving Entity after such merger. If there is a Change of Control of Customer, then the provisions of this Agreement shall continue to apply to all Transaction Card and Account programs and Customer Accounts of Customer and its Affiliates that were subject to this Agreement immediately prior to such Change of Control, but shall not apply to any accounts of the Entity that Acquires Control of Customer which were not subject to this Agreement prior to such Change of Control.

(b) In the event that Galileo is merged into an Entity and such Entity is the survivor of such merger (“Galileo Surviving Entity”) or there is a Change of Control of Galileo, then (i) the provisions of this Agreement shall continue to apply to all Transaction Card and Account programs and Customer Accounts which were subject to this Agreement prior to such merger or Change of Control, (ii) Galileo or the Galileo Surviving Entity, as Galileo’s successor in-interest, as applicable, shall continue to be bound by Galileo’s obligations hereunder, and (iii) the provisions of this Agreement shall apply to all new Transaction Cards and Account programs and Customer Accounts acquired or created after such merger or Change in Control. Subject to other termination rights of Galileo in Section 9.1(a), (b), and (d) and subject to the Term of the Agreement, in the event of such a merger or Change of Control, Galileo or the Galileo Surviving Entity shall provide no less than twelve (12) months written notice to Customer of its intent to terminate the Agreement or to otherwise cease the provision of Services to Customer under this Agreement. Notwithstanding the foregoing, the parties agree that in the event Customer is in material breach of Section 2.6(b), Section 3.2, Section 5.3(a), or Section 10 and Customer fails to cure within thirty (30) days after detailed notice thereof by Galileo, or such shorter period as may be required by a Legal Requirement or by the applicable Association, then such breach shall trigger Galileo’s termination right under Section 9.1(c) and Galileo shall not be required to provide twelve (12) months prior written notice to Customer before exercising such termination right.

4.
Payment for Services

4.1 Processing Fees. Customer shall pay Galileo the Processing Fees set forth in Exhibit C to this Agreement. All amounts shall be payable in US dollars. Galileo shall bill Customer on or about the fifth business day of each calendar month for all Processing Fees related to Services provided in the previous month pursuant to this Agreement. For each Processing Year after Processing Year 1, prior to the commencement of each Processing Year, Galileo may increase each line item of Processing Fees set forth in Exhibit C that were in effect for the immediately preceding Processing Year by an amount not to exceed the lesser of (a) [**] or (b) [**] in the most recently reported Consumer Price Index (“CPI”). For purposes hereof, the CPI shall be the index compiled by the United States Department of Labor’s Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (“CPI-U”) having a base of 100 in 1982-84, using that portion of the index that appears under the caption “Other Goods and Services.” The percentage increase in the CPI shall be calculated as of ninety (90) days in advance of the effective date of such increase, by comparing the CPI using a twelve (12) month period ending three (3) months prior to the effective date of such increase and expressing the increase in said CPI through the twelve (12) month period as a percentage.

4.2 Special Fees. Customer shall pay Galileo the Special Fees, including but not limited to U.S. postage, related to services provided by third-party providers and as may be set forth on Exhibit C. Galileo shall not be required to provide any Services the payment of which is covered by Special Fees until Galileo receives payment for such Special Fees. If, at any time while this Agreement is in effect, the charges are increased to Galileo for items which are included in the Special Fees or Galileo obtains communication or other services included in the Special Fees by another method, resulting in an increase in the charges to Galileo for such items, then Galileo shall increase by an equal amount the Special Fees Customer is then paying Galileo for such items under this Agreement. Such price change by Galileo shall be effective on the effective date of the increase to Galileo, provided however that Galileo provides notice to Customer within thirty (30) of the effective date of the increase to Galileo. On the Effective Date, Customer agrees to pay to Galileo a deposit (the “Special Fee Deposit”) in the amount of [**] to be used by Galileo for the payment of Special Fees. Customer agrees to replenish the Special Fee Deposit on the first day of each month by paying to Galileo an amount sufficient to restore the Special Fee Deposit amount to the greater of (i) [**] or (ii) [**].

4.3 New Products. If Galileo commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use, then Galileo shall provide such service or product at Galileo’s then current fees and charges for such service or product or such other prices as Galileo and Customer may mutually agree.

4.4 Method of Payment. Customer shall provide Galileo with access to a bank account of Customer’s funds (the “Bank Account”) not requiring signature including notifying Galileo of the demand deposit account number and transit routing number for the Bank Account. Customer agrees that Galileo may draw upon the Bank Account to pay fees, taxes, interest payments, charges, or any other amount due or payable to Galileo under the terms of this Agreement at any time twenty (20) days after Customer’s receipt of an invoice indicating the amount owed by Customer to Galileo. To further acknowledge Customer’s agreement to allow Galileo to access the Bank Account, Customer shall sign the ACH Authorization Form attached hereto as Exhibit D attached hereto and incorporated herein by reference. The detailed records of the amounts drawn on the Bank Account by Galileo shall be provided by Galileo to Customer on a monthly basis. Galileo shall be under no obligation to effect any Start-Up until the Bank Account has been established as provided herein, and Galileo may immediately suspend providing the Services without incurring any liability to Customer until there is an amount sufficient in the Bank Account to pay any amount due to Galileo under this Agreement.

4.5 Interest. If Galileo is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to Galileo by Customer under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the lesser of (a) [**]% per annum, or (b) the maximum rate permitted by applicable law, from the date on which payment was due until the date on which Galileo receives the payment.

4.6 Taxes. Customer shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of this Agreement. All fees, charges and other amounts payable to Galileo under this Agreement, including without limitation, Processing Fees, Special Fees and compensatory payments under Section 9.4, do not include any sales, use, excise, value added, or other applicable taxes, tariffs or duties, payment of which shall be Customer’s sole responsibility, excluding any applicable taxes based on Galileo’s net income or taxes arising from the employment or independent contractor relationship between Galileo and its personnel.

4.7 Deconversion. Upon the expiration or termination of this Agreement, Galileo shall provide

Deconversion assistance to Customer as Customer may reasonably request; provided, however, that in no event shall Galileo be obligated to Deconvert any of Customer Accounts until a date which is mutually agreed upon and at least sixty (60) days but not greater than six (6) months after notice by Customer to Galileo requesting such Deconversion. For the avoidance of doubt, Galileo shall continue to provide Services to Customer and Customer Accounts pursuant to this Agreement until Deconversion is complete as Customer may reasonably request.

Except in the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Section 9.2, Customer shall pay Galileo, the Development rate per hour set forth on Exhibit C for resources for each activity completed by Galileo in order to accomplish the Deconversion and for all costs, including postage or shipping, of complying with Section 10.1.

4.8 Billing Disputes. If Customer in good faith disputes any portion of any invoice, Customer shall notify Galileo as soon as possible (and in any event no later than the due date of the payment) and submit to Galileo, by the due date of the invoice, (i) payment equal to the amount due on the invoice less the amount disputed by Customer and (ii) written documentation identifying and substantiating the disputed amount. Without limiting the foregoing, if a party fails to report a dispute, whether it be for a billing error or any other unresolved payment issue between the parties within one hundred eighty (180) days following the date on the applicable invoice or the discovery of such payment issue, then such party shall have waived its right to dispute that invoice. The parties agree to use their respective best efforts to resolve any dispute within thirty (30) days after a party receives written notice of the dispute from the other party. Any disputed amounts resolved in favor of Customer shall be credited to Customer’s account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to Galileo shall be due within fifteen (15) days of the resolution of the dispute.

5.
Dispute Resolution and Indemnification

5.1 Dispute Resolution. In the event a controversy or claim between Galileo and Customer arises from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), the parties agree to reasonably discuss and make good faith efforts to negotiate an amicable settlement of such Dispute without the necessity of any formal proceedings.

5.2 Arbitration. If Customer and Galileo are unable to resolve any Dispute in the manner set forth in Section 5.1 above, such Dispute shall be submitted to arbitration. The parties agree that, except as otherwise provided above, any Dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Salt Lake City, Utah, with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by the parties, their representatives, or the arbitrator

(except: (a) to the professional advisers of Customer or Galileo; (b) in connection with a public offering of securities by Customer or Galileo; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation); (ii) the arbitrator shall be required to prepare written findings of fact; and (iii) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable. The parties agree that money damages would not be a sufficient remedy for breach of Section 3.4(b) or Section 10 of this Agreement and that in addition to all other available legal remedies or equitable remedies, the non-breaching party shall be entitled to equitable relief, including injunctions and specific performance, for any breach thereof without proof of actual damages.

5.3 Indemnification.

(a)
Customer’s Indemnification. Customer shall indemnify, defend and hold harmless Galileo and its directors, officers, employees, agents and Affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (i) the breach by Customer of any of its duties, obligations, representations or warranties under this Agreement, or (ii) the relationship between Customer and the Cardholders; provided, however, that such indemnification obligations shall not apply to the extent such third party claims, liabilities, losses or damages are caused by, relate to, or arise out of Galileo’s gross negligence or willful misconduct. With respect to such indemnity, Customer shall control the defense and settlement of any claim, action, suit or controversy with counsel selected by Customer and approved by Galileo (such approval not to be unreasonably withheld, condition or delayed); provided, however, Customer shall not control such claim’s defense and settlement to the extent Customer fails at any time to provide evidence satisfactory to Galileo of Customer’s financial capability to defend such claim and satisfy any settlement consistent with its indemnification obligations. Further, Customer shall not, without Galileo’s prior written consent, enter into a settlement that imposes any noneconomic obligations on, that admits the liability of, reasonably can be expected to require a material affirmative obligation of, result in any ongoing material obligation to, or materially prejudice or detrimentally impact, Galileo.

(b) Galileo’s Indemnification. Galileo shall indemnify and hold harmless Customer and its directors, officers, employees, agents and Affiliates from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by Galileo of any of its duties, obligations, representations or warranties under this Agreement; provided, however, that such indemnification obligations shall not apply to the extent such third party claims, liabilities, losses or damages are caused by, relate to, or arise out of Customer’s gross negligence or willful misconduct. With respect to such indemnity, Galileo shall control the defense and settlement of any claim, action, suit or controversy with counsel selected by Galileo and approved by Customer (such approval not to be unreasonably withheld, condition or delayed); provided, however, Galileo shall not control such claim’s defense and settlement to the extent Galileo fails at any time to provide evidence satisfactory to Customer of Galileo’s financial capability to defend such claim and satisfy any settlement consistent with its indemnification obligations. Further, Galileo shall not, without Customer’s prior written consent, enter into a settlement that imposes any noneconomic obligations on, that admits the liability of, reasonably can be expected to require a material affirmative obligation of, result in any ongoing material obligation to, or materially prejudice or detrimentally impact, Customer.

6.
Limitation of Liability

6.1 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, and except for willful misconduct, gross negligence, and fraud, either party’s cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the amount of [**] of the Processing Fees paid to Galileo pursuant to this Agreement for Services performed in the immediately preceding Processing Year, or, in the case of Processing Year 1, [**] of the total Processing Fees collected as of the date such claim is made.

6.2 No Special Damages. IN NO EVENT SHALL GALILEO OR CUSTOMER BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, GALILEO SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

8.
Term of Agreement

8.1 Term. This Agreement is effective from the Effective Date and shall extend for four (4) Processing Years (the “Original Term”). “Processing Year 1” begins on Startup and ends 12 months thereafter. For purposes of this Agreement, each subsequent “Processing Year” means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed.

8.2 Renewal After the Original Term. This Agreement shall automatically renew for consecutive periods of one (1) Processing Year (each a “Renewal Term” and together with the Original Term, the “Term”), unless either party provides the other party written notice of its intent not to renew this Agreement at least four (4) months prior to the termination date of the Original Term or a Renewal Term.

9.
Termination

9.1 Termination by Galileo. Galileo may terminate this Agreement:

(a) subject to the provisions Section 4.8, if Galileo fails to receive payment from Customer pursuant to the provisions of Section 4.4 of this Agreement and Customer, within five (5) business days after written notice still has not made such payment to Galileo, or immediately without notice if Galileo has the right more than four times in any twelve month period to give such notice under this paragraph whether or not the notice is given;

(b) if any Insolvency Event occurs with respect to Customer;

(c) in the event any representation or warranty of Customer is inaccurate in any material respect or Customer materially breaches any of its duties or obligations contained in this Agreement, and fails to cure within fifteen (15) days after notice thereof by Galileo, or such shorter period as may be required by a Legal Requirement or by the applicable Association; or

(d) subject to the provisions Section 4.7, the sale or disposition of Former

Accounts as provided in Section 3.3 of this Agreement. The rights of Galileo to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.2 Termination by Customer. Customer may terminate this Agreement:

(a)
if any Insolvency Event occurs with respect to Galileo;

(b)
if any Termination Event occurs as set forth in Section 2.4 of Exhibit B;

(c)
for any reason, by providing Galileo one-hundred twenty (120) days’ notice specifically referencing this Section 9.2(c) and including with such notice the payment specified in Section 9.4 below;

(d)
in the event any representation or warranty of Galileo is inaccurate in any material respect or Galileo materially breaches any of its duties or obligations contained in this Agreement, and Galileo fails to cure within fifteen (15) days after notice thereof by Customer, or such shorter period as may be required by applicable laws; or

(e)
if Customer provides notice to Galileo within sixty (60) days after receiving notice from Galileo of a Change of Control of Galileo. If Customer fails to provide such notice to Galileo, the termination right under this Section shall be of no further force or effect. The rights of Customer to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.3
Effect of Termination. Upon expiration or termination of this Agreement, Galileo shall have no further obligation to provide the Services to Customer and

Bank and all outstanding unpaid amounts due and owing to Galileo shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the following:

(a) the obligation of Customer to pay for Services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Sections 4 and 9.4; or

(b) the provisions of Sections 4.7, 5, 6, 7, 10 and 12.4.

9.4 Payment on Termination.

(a) If Galileo terminates this Agreement pursuant to Section 9.1(a) – (c), or if Customer terminates pursuant to Section 9.2(c), Customer and Galileo agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to Galileo. Such compensatory payment shall be made by Customer upon termination by Galileo, and prior to Deconversion, and shall equal [**]. For the avoidance of doubt, Customer shall not be required to make the compensatory payments to Galileo set forth in this Section 9.4(a) in the event that Customer terminates this Agreement pursuant to Section 9.2.

(b) Galileo and Customer agree that the compensatory payments set forth in

Section 9.4(a) are a reasonable estimation, as of the date of this Agreement, of the actual damages which Galileo would suffer if Galileo were to fail to receive the processing business for the full Term. In making such determination, the parties have considered all relevant factors known to the parties as of the date hereof and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the parties. If not but for the full consideration of all relevant factors known to the parties as of the date hereof, and the payments to be made pursuant to this Section 9.4, neither party would have been willing to enter into this Agreement.

(c) Despite the foregoing, nothing in this Section 9.4 shall limit either party’s right to recover from the other party any amounts for which the other party is otherwise liable under this Agreement.

10.
Confidential Information

10.1 Customer’s Proprietary Information. Galileo acknowledges that all products and systems provided to Galileo by Customer exclusively developed by Customer, including any developments, improvements or modifications, shall remain solely and exclusively the property of Customer. Throughout the Term of this Agreement and thereafter, Galileo shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Galileo by Customer, including without limitation, any data or information that is trade secret or competitively sensitive material; user manuals; screen displays and formats; computer software, systems, products, system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by Customer; software performance results; flow charts and other specifications (whether or not electronically stored); data and data formats (collectively, “Customer’s Proprietary Information”); provided, however, that Customer Proprietary Information does not include Enhancements as defined in Section 2.5. Upon Customer’s request, Galileo shall return to Customer (upon the expiration or termination of all of Galileo’s obligations under this Agreement) all or any requested portion of Customer’s Proprietary Information.

10.2 Galileo’s Proprietary Information. Customer acknowledges that all products and systems provided or used by Galileo, including any developments, Enhancements, improvements or modifications, shall remain solely and exclusively the property of Galileo. In addition, Galileo shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions, created or conceived by Galileo in the course of providing the Services under this Agreement. Customer acknowledges that Galileo, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any of the Galileo owned intellectual property referenced in this Section 10.2 or otherwise set forth or referred to in this Agreement. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by Galileo, including without limitation, any data or information that is trade secret or competitively sensitive material; user manuals; screen displays and formats; computer software, systems, products, system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by Galileo; software performance results; flow charts and other specifications (whether or not electronically stored); data and data formats (collectively, “Galileo’s Proprietary Information”) whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Upon Galileo’s written request, Customer shall return to Galileo all of Galileo’s Proprietary Information upon the expiration or termination of this Agreement.

10.3
Confidentiality of Agreement. Except as required by law each party shall keep confidential and not disclose, and shall cause its Affiliates and each of their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party.

10.4
Confidentiality. Galileo and Customer shall maintain Customer’s Proprietary Information and Galileo’s Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing, Galileo and Customer each agree:

(a) Not to disclose or permit any other person or Entity access to Customer’s

Proprietary Information (including Customer account information) or Galileo’s Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

(b) To ensure that its employees, officers, directors, agents, representatives,

and independent contractors are advised of the confidential nature of Customer’s Proprietary Information and Galileo’s Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Section 10, provided that in any event Customer and Galileo shall each be liable for any breach of this Section 10 by their respective employees, officers, directors, agents, representatives and independent contractors;

(c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate; and

(d) To notify the other promptly and in writing of the circumstances surrounding any possession, use or knowledge of Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

10.5
Release of Information. Galileo and Customer agree that Galileo’s Proprietary Information and / or Customer’s Proprietary Information may be made available to supervisory or regulatory authorities of Customer or Galileo upon the written request of any of the foregoing.

10.6 Exclusions. Nothing in this Section 10 shall restrict the parties with respect to information or data identical or similar to that contained in Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party; (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person or Entity acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of Galileo or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party; (e) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure.

10.7 Remedy. If a party breaches this Section 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Section 10.

11.
Representations

11.1 Galileo’s Representations. Galileo represents and warrants that: (i) the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; (ii) the Services provided herein shall be provided with reasonable care and skill; (iii) it is capable of performing its obligations under this Agreement; (iv) it shall not hold itself out as an agent of Customer; (v) to its knowledge, it is the owner of or has the right to use all Galileo Proprietary Information in relation to the Services; and (vi) to its knowledge the Services do not infringe third party intellectual property rights in any way.

11.2 Customer’s Representation. Customer represents and warrants that: (i) the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party; (ii) it is capable of performing its obligations under this Agreement; (iii) it shall not hold itself out as an agent of Galileo; (iv) to its knowledge, it is the owner of or has the right to use all Customer Proprietary Information; and (v) to its knowledge the Customer Proprietary Information does not infringe third party intellectual property rights in any way.

12. Miscellaneous

12.1 Assignment. The rights and obligations of the parties are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of the other party; provided, however, that no such prior written consent is required in the context of a merger, acquisition, or sale of all or substantially all of a party’s assets. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

12.2 Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to Galileo:

Galileo Financial Technologies, Inc.

6510 South Millrock, Suite 300

Salt Lake City, Utah 84121

Attn: CEO

Fax Number: [**]

With a copy to General Counsel at the same address.

If to Customer:

Dave, Inc.

1265 S. Cochran Avenue

Los Angeles, California 90292

Attn: CEO

Fax: [**]

With a copy to General Counsel at the same address.

A party may change its address set forth above by giving the other party notice of the change in accordance with the provisions of this section.

12.3 Relationship of Parties. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties’ relationship shall be that of independent parties contracting for services.

12.4 Third Party Beneficiaries. This Agreement is entered into solely for the benefit of Galileo, Bank and Customer and, other than Bank, shall not confer any rights upon any Entity not a party to this Agreement.

12.5 Subcontractors. Galileo shall not subcontract all or any part of the Services without the prior written consent of Customer.

12.6 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

12.7 Risk of Loss. Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by Galileo for Customer (including without limitation statements and embossed cards) upon delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to Galileo until actual receipt of such items by Galileo. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not Galileo.

12.8 Entire Agreement. This Agreement, including Exhibits, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums, and agreements between the parties concerning the subject matter.

12.9 Amendments. This Agreement may not be amended except in writing, signed by authorized representatives of the parties to this Agreement.

12.10 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.11 Governing Law. This Agreement shall be governed by the laws of the State of Utah as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any dispute, claim or action arising out of or in connection with this

Agreement, each party irrevocably submits to the sole and exclusive jurisdiction of the state and federal courts located in Salt Lake City, Utah and waives any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in such courts, and each party further waives any claim such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding each party agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 12.2, constitutes good, proper and sufficient service thereof.

12.12 Force Majeure and Restricted Performance. Except for Customer’s payment obligations under this Agreement, if performance by Galileo or Customer of any service or obligation under this Agreement, including Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of the applicable Association, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of Galileo or Customer, then Galileo or Customer shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

12.13 Waiver. The failure of a party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by a party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

12.14 Press Releases and Announcements. The parties agree to issue a joint press release, subject to mutual approval, describing the relationship between the parties. Additionally, the parties agree that (i) in proposals and other marketing materials, including on Galileo’s website and social media, Galileo may list Customer as a customer, display Customer’s logo, and describe in general terms the Services provided by Galileo under this Agreement, and (ii) Customer shall participate in a third-party marketing interview for Galileo’s publication on its website and/or social media. Except as described in the foregoing, neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

12.15 non-solicitation. From the Effective Date until six (6) months after termination of this Agreement (“Non-Solicitation Period”) neither party shall directly or indirectly solicit or seek to procure (other than by general advertising), without the prior consent of the other party the employment of the other party’s employees during the period they are working for such party and for six (6) months thereafter.

12.16 Insurance.

(a) During the Term of this Agreement, Galileo shall maintain at its own expense insurance of the type and in the amounts specified below:

i. statutory workers’ compensation insurance covering employees as prescribed by law;

ii. commercial general liability insurance (including contractual liability insurance) in an amount not less than [**] per occurrence and [**] in the aggregate;

iii. all-risk property insurance covering all owned and/or leased property and including extra expense coverage, and all-risk property insurance covering the assets owned by or acquired for Customer hereunder stored on Galileo’s premises in an amount sufficient to cover the replacement of such assets; and

iv. cyber liability insurance, including coverage for employee dishonesty and computer fraud insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Galileo personnel, acting alone or with others, in an amount not less than [**] per occurrence.

v. professional liability/errors and omissions insurance with coverage of not less than [**] per claim. If such coverage is written on a claims-made basis, coverage with respect to any and all work performed in connection with this Agreement shall be maintained for a period of at least three (3) years after the expiration or termination of this Agreement.

(b) Except to the extent prohibited by applicable law, Galileo shall name Customer as an additional insured under the insurance policies specified in Section 12.16(a)ii. All insurance required to be maintained hereunder by Galileo shall be written through companies having an A.M. Best’s rating of at least A- or with such other companies as may reasonably be approved by Customer. The commercial liability insurance maintained by Galileo hereunder shall include the condition that it is primary and that any such insurance maintained by Customer or any other additional insured is excess and non-contributory. If Galileo’s liability policies do not contain the standard separation of insured provision, or a substantially similar clause, such policies shall be endorsed to provide cross-liability coverage.

(c) Upon receipt of written request not sooner than thirty (30) days after the execution of this Agreement, Galileo shall furnish to Customer certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above and naming Customer as an additional insured for the coverage listed above. Galileo shall use commercially reasonable efforts to cause such certificates or other documentation to include a provision(s) whereby the carrier(s) will endeavor to provide thirty (30) days’ notice to Customer at the address(es) set forth herein for notice prior to coverage cancellation or reduction. Such cancellation or reduction shall not relieve Galileo of its continuing obligation to maintain insurance coverage in accordance with this Section 12.16. The obligation of Galileo to provide the insurance specified herein shall not limit in any way any obligation or liability of Galileo provided elsewhere in this Agreement.

12.17 Security Audit; Audit Rights.

(a) Security Audit. On an annual basis, Galileo will employ a third party experienced in performing system security audits to perform a SOC1 Type 2 audit of the internal controls maintained by Galileo in providing the Services, such audit to be made in compliance with the requirements under the applicable auditing standards. Galileo shall promptly provide Customer with a copy of the final auditor’s report of the audit following receipt. If such audit report indicates any deficiencies in the controls utilized by Galileo, Galileo shall promptly undertake, at Galileo’s expense, to remedy such deficiencies, and shall report to Customer when such deficiencies have been remedied.

(b) Customer Right to Audit. Customer or its designated representative shall have the right, upon at least thirty (30) days written advance notice to Galileo, to enter Galileo’s facilities in order to review, inspect, and audit records of Galileo related to the provision of Services to Customer pursuant to this Agreement. Customer or its designated representative, provided such representative is approved in advance by Galileo, such approval not to be unreasonably withheld, condition or delayed, shall perform such review, inspection and audit at Customer’s sole cost and at a time that is non-performance impacting to Galileo. Galileo shall make all reasonable efforts to comply with requests from Customer or its designated representative to furnish information or access to Galileo’s systems for the purpose of completing the review, inspection and audit. Such audits will be conducted no more than once in any period of twelve (12) consecutive months. Any confidential or proprietary information of Galileo disclosed to Customer or the independent audit firm in the course of the audit will be subject to a confidentiality agreement reasonably acceptable to Galileo to be signed by Galileo and such independent firm prior to the commencement of such audit.

12.18 Disaster Recovery. Galileo shall, upon written request, share its disaster recovery plan applicable to the Services with Customer. Galileo shall conduct a test of its disaster recovery plan at least annually and will promptly provide Customer with an annual written report describing the results of its testing. In the event of a disaster or similar event affecting Galileo’s performance of its obligations hereunder, Galileo shall promptly notify Customer and shall execute its disaster recovery plan.

12.19 Due Diligence. Customer shall, upon written request, provide to Galileo its most recent audited financial statements, Anti-Money Laundering Policy and information related to any shareholder of Customer holding 10% or more of the outstanding equity of Customer and such other information reasonably requested by Galileo.

12.20 Error Remediation. Except as otherwise provided in the Agreement and this Section 12.20, Galileo shall be liable for and work in good faith with Customer to resolve processing errors or omissions by Galileo, which could result in a loss to Customer (except to the extent Customer contributed to the processing errors or omissions) including but not limited to: (a) posting any credit more than once; (b)

failure to enforce any transaction limitation or account balance; (c) failure to properly authorize a transaction; (d) fee assessment issues or (e) failure to post any transaction or adjustment submitted by Customer via web services or as a batch. If such an error can be mitigated by Galileo taking certain actions including but not limited to recovering funds directly from the applicable Cardholders, Galileo will seek approval from Customer prior to attempting to recover such funds directly from the Cardholder; provided, however, if Customer withholds its consent to collect such additional funds from the Cardholder, Customer shall be responsible for such loss to the extent Galileo could have collected such additional funds from the Cardholders taking into account Cardholder balances and future payment activity of the Cardholders.

12.21 PCI Compliance. Galileo is certified compliant, and shall remain certified compliant throughout the term of the Agreement with the Payment Card Industry (“PCI”) Data Security Standards provided such standards are required by the Associations. Upon request by Customer, Galileo shall provide annually evidence that it has been certified as PCI compliant. In the event that any party hereto accesses, stores, transmits or processes Cardholder data or data subject to PCI obligations, such party shall establish and maintain appropriate administrative, technical and physical safeguards in accordance with PCI.

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IN WITNESS WHEREOF, this Service Agreement is executed effective as of the Effective Date.

Dave, Inc. Galileo Financial Technologies, Inc.:

/s/ Kyle Beilman /s/ Clay Wilkes

By By

Kyle Beilman Clay Wilkes

Name Name

COO CEO

Its Its

3/23/2020 3/25/2020

Date Date

EXHIBIT A

Definitions

The following definitions apply to the terms set forth below when used in this Agreement:

“AAA” is defined in Section 5.2 to this Agreement.

“Acquire” (and with the correlative meaning “Acquisition”) means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction. 0

“Affiliate” means, with respect to any Entity, any other Entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with such Entity.

“Agreement” means this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time.

“Association” means MasterCard, Visa and/or any other any other card network system.

“Bank” is defined in the Recitals of this Agreement.

“Bank Account” is defined in Section 4.4 of this Agreement.

“Cardholder” means an individual or Entity which has a Cardholder Account with Bank.

“Cardholder Account” means an arrangement between an individual or an Entity and Bank which provides that the individual or Entity may use one or more Transaction Cards and Accounts issued by Bank.

“Change of Control” means a change in the direct or indirect ownership of a majority of an Entity’s outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors.

“Control” (and with the correlative meaning “Controlled”) means the power to direct the management or affairs of an Entity and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Entity.

“Customer” is defined in the introductory paragraph of this Agreement.

“Customer Accounts” means the Cardholder Accounts of Customer and Bank.

“Customer’s Proprietary Information” is defined in Section 10.1 of this Agreement.

“Deconversion” means cooperation in migration of the Services to Customer or a new processor on behalf of Customer and the transfer of information concerning Customer Accounts from the Galileo System to Customer or a new processor pursuant to Galileo’s standard deconversion procedures upon expiration or following termination of this Agreement.

“Dispute” is defined in Section 5.1 of this Agreement.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Enhancements” is defined in Section 2.5 of this Agreement.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“Former Accounts” is defined in Section 3.3 of this Agreement.

“Galileo” is defined in the introductory paragraph of this Agreement.

“Galileo’s Proprietary Information” is defined in Section 10.2 of this Agreement.

“Galileo System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by Galileo to provide the Services.

“Insolvency Event” occurs, with respect to any party, when such party:

(i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

(ii) makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or

(iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

“Legal Requirements” is defined in Section 2.6(a) of this Agreement.

“MasterCard” means MasterCard® International, a New York corporation.

“Minimum Monthly Fee” is defined in Section 3.1 of this Agreement.

“Original Term” is defined in Section 8.1 of this Agreement.

“Processing Fees” means all fees and charges incurred and for Services performed at the prices set forth in Exhibit C to this Agreement, as adjusted from time to time by Galileo consistent with this Agreement with the exception of Special Fees and specifically excluding all charges for taxes and interest.

“Processing Year” is defined in Section 8.1 of this Agreement.

“Processing Year 1” is defined in Section 8.1 of this Agreement.

“Renewal Term” is defined in Section 8.2 of this Agreement.

“Services” is defined in Section 2.1 of this Agreement.

“Special Fee Deposit” is defined in Section 4.2 of this Agreement.

“Special Fees” means the amounts payable by Customer for services or goods provided by a third party, including, without limitation, fees and expenses, Bank fees and expenses, Association fees and expenses, tariff line rates, WATS lines rates, data circuit charges, communications common carrier charges, postage costs, courier costs and costs of forms and such other costs and expenses as may be set forth in Exhibit C to this Agreement.

“Startup” means the transfer of Customer’s data relating to the Customer Accounts to the Galileo System and the commencement of Services by Galileo.

“Successor Bank” is defined in Section 2.9 of this Agreement.

“Surviving Entity” is defined in Section 3.4(a) of this Agreement.

“Term” is defined in Section 8.2 of this Agreement.

“Transaction Cards and Accounts” is defined in the Recitals of this Agreement.

“Visa” means VISA® U.S.A., Inc. a Delaware corporation.

Exhibit B

Services

Section 1. Description of Services.

Galileo will provide Customer the following Services:

(a) Processing of all authorization and settlement transactions made with or on a Transaction Card or Cardholder Account;

(b) Processing of all payments and adjustments made to a Transaction Card or Cardholder Account;

(c) Maintaining and updating Cardholder information;

(d) Providing interface to Customer’s vendors for necessary third-party servicing including card embossing, letter generation and statement generation;

(e) Providing customer service with customer service personnel capable of serving English speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Transaction Cards and Accounts;

(f) Providing Web services for Cardholder applications and viewing Transaction Card or Cardholder Account transactions;

(g) Providing Cardholders with a, 24-hours per day, 7 days per week mechanism for obtaining and /or hearing Transaction Cards and Accounts information in English over the telephone, including through an interactive voice response (IVR) unit;

(h) Providing to Customer reporting and documentation of all Transaction Cards and Accounts sales, settlement and Transaction Cards and Accounts portfolio monetary transactions;

(i) Cooperating and working with all parties involved in the sales, issuance, loading, acceptance of the Transaction Cards and Accounts, and merchants accepting the Transaction Cards and Accounts for purchases or cash withdrawals;

(j) Providing chargeback monitoring and processing as requested by

Customer within Association and regulatory guidelines;

(k) Providing a suite of fraud management reports, processes and procedures as Customer may request in writing and agreed to by Galileo;

(l) Providing such training as reasonably necessary to enable Customer’s personnel to successfully use these Services;

(m) Maintaining, updating and archiving Cardholder information and transaction related information, from which Bank will be able to generate reports;

(n) Managing returned mail including Transaction Cards and Accounts or periodic statements, if any, due to undeliverable addresses or other reasons;

(o) Providing reasonable assistance, on an on-going basis, to Bank in resolving Cardholder or vendor problems related to the Transaction Cards and Accounts or the use, issuance, sale or reloading thereof;

(p) Providing and monitoring the data communication between Galileo and

Customer or vendors for reporting purposes and for consolidated transaction processing;

(q) Providing a mechanism for Cardholder dispute resolution;

(r) Providing ID verification services as requested in writing by Customer to assist Customer in meeting its obligations to comply with USA Patriot Act and OFAC and Customer’s criteria for “know your customer” requirements; and (s) Providing Cardholder Account information on a daily basis to Customer or third-party for collection process.

Section 2. Galileo System Availability; Service Credits for System Outages.

2.1 Service Levels. Galileo shall ensure that the Galileo System is available as follows:

(a) Authorization – Galileo will provide authorization availability meeting or exceeding [**]% excluding Approved Maintenance measured on a calendar month basis.

(b) Internet Services – Galileo will provide system-wide availability to internet based applications offered to Customer and cardholders meeting or exceeding [**]% availability excluding Approved Maintenance measured on a calendar month basis.

(c) IVR – Galileo will provide system-wide availability to the IVR system meeting or exceeding [**]% excluding Approved Maintenance measured on a calendar month basis.

(d) Call Center – If requested by Customer, Galileo will provide customer service with customer service personnel capable of serving English speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Transaction Cards and Accounts. If Customer requests other languages to be supported by Galileo, Customer and Galileo shall work in good faith to determine whether Galileo can support such calls and the financial terms under which such other calls would be supported. Provided there are at least [**] live agent calls per day during each month, Galileo will provide call center services meeting an average speed of answer (calendar month average) of [**] seconds on [**]% of the calls and the maximum abandonment rate shall not exceed [**]% of calls on hold for more than [**] seconds. If there are less than [**] calls per day, the average speed of answer (calendar month average) shall be [**] seconds on [**]% of the calls.

2.2 Definitions.

(a) “Approved Maintenance” shall mean Scheduled Maintenance and

Emergency Maintenance.

(b) “Emergency Maintenance” shall mean maintenance which falls outside the regularly planned Scheduled Maintenance windows related to security of the Galileo System. Galileo will make commercially reasonable efforts to provide notification by telephone before outages are incurred by Emergency Maintenance. Where appropriate, Emergency Maintenance will be implemented during times of minimal impact.

(c) “Scheduled Maintenance” means routine, scheduled maintenance. Galileo will have outage windows for Scheduled Maintenance every Tuesday between the hours of 12:00 a.m. and 6:00 a.m. Mountain Time. Galileo will provide written notification (which may be delivered via e-mail) forty-eight (48) hours in advance of notice outside of the Scheduled Maintenance window except for Emergency Maintenance. If Customer approves of maintenance outside of the Scheduled Maintenance, such maintenance shall be included in Scheduled Maintenance.

(d) “Monthly Processing Fees” means all Processing Fees under the Event

Pricing subheading of Exhibit C and the Partner Pricing Customer Service Section of Exhibit C billed to Customer during the applicable month.

2.3 Credits. If Galileo fails, during any calendar month to comply with any [**] service levels (“Service Levels”) set forth in Section 2.1 (a “Failed Month”), Customer will be entitled to a credit (“Service Credit”) of [**] to Galileo during such Failed Month. If Galileo experiences a Failed Month, during the next consecutive calendar month, Customer will be entitled to Service Credit of [**] during such second Failed Month. If Galileo experiences a Failed Month, during the third consecutive calendar month, Customer will be entitled to a Service Credit of [**] during such third Failed Month. Notwithstanding anything in this Agreement to the contrary, in no event shall the total cumulative Service Credits for any month exceed [**].

2.4 Termination. Customer shall have the right to terminate the Agreement with no further financial obligation under Section 9.4 of the Agreement upon thirty (30) days’ notice to Galileo, provided Customer provides Galileo written notice within thirty (30) days after the “Termination Event” below has occurred and provided that such termination shall become effective on a date specified by Customer which date shall not be later than six (6) months after Customer’s delivery to Galileo of a written notice of its intention to so terminate this Agreement. Despite such termination, Galileo will continue to be responsible for Deconversion pursuant to Section 4.7 of the Agreement at no further cost to Customer. As used herein, a “Termination Event” shall mean:

(a) [**] Failed Months;

(b) [**] Failed Months out of the previous [**] months, regardless of whether such failures occurred in consecutive months; or

(c) [**] Catastrophic Event. For purposes of this Section 2.4, Catastrophic

Event shall mean the Galileo System functionality described in Section 2.1(a), (b), or (c) fails to meet or exceed [**]% availability excluding Approved Maintenance measured on a calendar month basis.

2.5 Remedy. Customer and Galileo agree that the Service Credits and termination rights contemplated herein are liquidated damages and that the payment of any such Service Credits or the exercise of the termination right is the exclusive remedy for Galileo’s failure to meet the requirements of this Section 2 and is in full and final settlement of any claim which Customer may have for losses caused directly by the failure to meet the specific requirements of this Section 2. Upon receipt of the Service Credit or the exercise of the termination right, Customer shall be deemed to knowingly, voluntarily and unconditionally release, acquit and forever discharge, to the maximum extent permitted by applicable law, Galileo and its Affiliates from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, costs, damages and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Customer then has, owns, or holds, or claims to have, own or hold, or which at any time theretofore, had owned or held, or claimed to have owned or held, or which Customer at any time thereafter may have, own, or hold, or claim to have owned or held against Galileo or its Affiliates based upon, arising out of or relating to the Galileo’s failure to meet the requirements of this Section 2.

Section 3. Forecasts. Customer will provide Galileo thirty (30) days prior to the period to which it applies, a thirty (30) day rolling marketing forecast, or more frequently as agreed between the parties, which will consist of projections for new Cardholder Account originations and call volume over the following thirty (30) days and in the case of call volume, broken out by daily call volume (the “Monthly Forecast”). Galileo shall use the Monthly Forecast to perform planning services in support of its obligation to maintain the functionality of the Services and perform in accordance with this Agreement. The first seven (7) days of each Monthly Forecast are the Locked Forecast (the “Locked Forecast”) and cannot be changed by Customer. If during any day the number of customer service calls received by Galileo does not exceed 80% of the daily projection of customer service calls for such day, then for such day Customer shall pay to Galileo the average call time for the previous month multiplied by the applicable Live Agent Customer Service rate per call for the difference between (x) 80% of the projected number of customer service calls for such day and (y) the actual number of customer service calls received by Galileo for such day; provided, however, that in the event the total number of customer service calls received by Galileo during the calendar month is 90% or more of the projections for such month, Customer will not be required to pay the daily fees specified in this paragraph. By way of example, and for purpose of clarification only, if on a given day, Galileo received 500 customer service calls under the Agreement, Customer projected there to be 750 customer service calls on such day, the average call time for the previous month was four minutes, and all of the calls were being handled domestically, Customer would be required to pay to Galileo [**]((4*[**]) * ((750*80%)-500))) for such day but only if the total number of customer service calls received by Galileo under this Agreement for the applicable month did not meet or exceed the aggregate of 90% of the total number of customer service calls expected pursuant to the forecast for such month.

Section 4. Excuse from Performance. Galileo shall not be responsible for a failure to meet any Service Level to the extent that such failure is directly attributable to, or Galileo’s performance is materially hindered by, any of the following:

4.1 Customer’s (or a Customer Affiliate’s or a third party supplier’s) acts, errors, omissions, or breaches of the Agreement;

4.2 Service or resource reductions requested or approved by Customer and agreed to by the parties;

4.3 Cardholder Account volumes exceeding by twenty percent (20%) or more of the monthly new Cardholder Account originations or daily call volume projections in the Monthly Forecast; or

4.4 Any event that would constitute a force majeure event pursuant to the Agreement

Exhibit C

Price Schedule

[**]

Exhibit D

ACH Authorization Form

[**]